Exhibit 5.1
                             July 19, 1996

Mark Twain Bancshares, Inc.
8820 Ladue Road
St. Louis, Missouri 63124

    Re:  Registration Statement on Form S-4 Relating to Shares of
         Common Stock to be issued pursuant to a Plan and Agreement of Merger Dated May 7, 1996 with Northland
         Bancshares, Inc. and certain of its Shareholders

Ladies and Gentlemen:

     Mark Twain Bancshares, Inc. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-4 relating to an indeterminate number of shares of common stock, $1.25 par value per share (the "Shares"), which are proposed to be issued to shareholders of Northland Bancshares, Inc. ("Northland") pursuant to a Plan and Agreement of Merger dated May 7, 1996 with Northland and certain of its shareholders (the "Merger Agreement"). The Shares will be offered pursuant to a joint Prospectus of the Company and Proxy Statement of Northland.

     In connection with the proposed registration, we have examined corporate records of the Company and such other documents and materials as we have considered relevant to the matters set forth below, and we have made such investigation of matters of law and fact as we have considered appropriate. Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has the authority to issue the Shares pursuant to the Merger Agreement.

     2. The Shares, when issued or sold pursuant to the provisions, terms, and conditions of the Merger Agreement, will be legally issued, fully paid, and non-assessable shares of common stock of the Company.

     We consent to the filing of this opinion as an exhibit to the aforesaid proposed Registration Statement, and we consent to the use of our name in such Registration Statement.

                                Very truly yours,

                                THE STOLAR PARTNERSHIP

                                By:  JOHN A. NIEMOELLER
                                     John A. Niemoeller